--------                                       U.S. SECURITIES AND EXCHANGE COMMISSION                      ------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                     OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              OMB Number:    3235-0104
                                                                                                            Expires:  April 30, 1999
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or         hours per response...0.5
                                         Section 30(f) of the Investment Company Act of 1940                ------------------------
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1. Name and Address of Reporting Person          2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
    Backer             F.             Joseph        (Month/Day/Year)       NEON Systems, Inc. (NESY)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       March 4, 1999       5. Relationship of Reporting Person    6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-    X   Director          10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
  14100 Southwest Freeway, Suite 500                Reporting Person     X   Officer           Other (specify  ---------------------
-------------------------------------------------   (Voluntary)         ----               ----
                    (Street)                                                   (Give title below))
  Sugar Land         Texas             77478                                    President and CEO
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                         20,000*                       I                   By Children
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*Mr. Backer disclaims beneficial ownership of these shares.
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                          (Print or Type Responses)                                                                SEC 1473 (8-92)




FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-    3. Title and Amount of Securities  4. Conver-  5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and      Underlying Derivative Security     sion or     ship        Beneficial
                                      Expiration       (Instr. 4)                         Exercise    Form of     Ownership
                                      Date                                                Price of    Deriv-      (Instr. 5)
                                     (Month/Day/                                          Deri-       ative
                                      Year)                                               vative      Security:
                                   --------------------------------------------------     Security    Direct
                                                                             Amount                   (D) or
                                      Date     Expir-                        or                       Indirect
                                      Exer-    ation           Title         Number                   (I)
                                      cisable  Date                          of                     (Instr. 5)
                                                                             Shares
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Employee Stock Options (Right to Buy) 11/6/95  9/1/06  Common Stock          51,568       .20          D
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Employee Stock Options (Right to Buy) 11/6/96  9/1/06  Common Stock          17,188       .20          D
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Employee Stock Options (Right to Buy) 11/6/97  9/1/06  Common Stock          68,748       .20          D
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Employee Stock Options (Right to Buy) 5/6/98   9/1/06  Common Stock          34,376       .20          D
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Employee Stock Options (Right to Buy) 11/6/98  9/1/06  Common Stock          34,372       .20          D
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Employee Stock Options (Right to Buy) 2/6/99   9/1/06  Common Stock          17,187       .20          D
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Employee Stock Options (Right to Buy) 5/6/99  9/1/06   Common Stock          17,187       .20          D
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Employee Stock Options (Right to Buy) 8/6/99  9/1/06   Common Stock          17,187       .20          D
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Employee Stock Options (Right to Buy) 11/6/99 9/1/06   Common Stock          17,187       .20          D
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Explanation of Responses:




                                                                                /s/ John S. Reiland*                  3/4/99
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      Signature of Reporting Person               Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         *As attorney-in-fact

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      SEE Instruction 6 for procedure.
                                                                                                                            Page 2
                                                                                                                   SEC 1473 (8-92)